First Quarter 2006 Results
Teleconference
April 18, 2006
7:45 a.m. Central

Good morning and welcome to our 2006 First Quarter Earnings review. We are pleased to report very positive first quarter results as measured by exceptionally strong overall revenue and earnings performances, as well as accelerating operating advancements and diversification across our businesses. This morning we’ll address key highlights for the quarter, provide some perspective for the balance of 2006 and into 2007 and as always, have John Penshorn available after the meeting to respond to any further questions you may have.

Before we begin, I would like to say a few words about a matter that has arisen over the past few weeks.

As you know, there have been a variety of reports recently in the media and elsewhere raising concerns about executive compensation generally, and stock option grant practices in particular, at a number of public companies including UnitedHealth Group. I – and all of us at UnitedHealth Group – take these concerns very seriously. That is why we have acted promptly to look into this subject, and I will offer you some insights into how we are addressing this situation.

As soon as we became aware of the criticism of historic option grant practices of a number of companies, including ours, we commenced a thorough review of our own historic practices. As we disclosed in our 8-K filing on April 7, 2006, that meant that I recommended to our Board of Directors the appointment of a Committee comprised of independent directors to retain and work with independent legal counsel to review current and historical stock option grant practices.

It is extraordinarily difficult and frustrating to not respond to media reports and related innuendo that impugn personal integrity and motive. This is more so given our long history of open and frank disclosure with our shareholders, even at difficult times when we have perhaps performed sub-optimally. I can say that to my knowledge, every member of management in this company believes that at the time we collectively followed appropriate practices for of those option grants which affected all of our employees, not simply selected executives, and that such activities were within guidelines and consistent with our stated program objectives. To the extent the retrospective review concludes otherwise, the Board and I, along with the rest of the management team, will ensure appropriate remedial action is taken to protect fully the shareholders’ interests.

To do that, however, requires more than writing a newspaper article. We want, and believe you want and deserve, an independent and objective review of this issue. As frustrating as it is – and I promise we share that feeling – it is important that we not compromise the Independent Committee’s process, and we will defer any additional commentary on their activities until they have completed their work, except to note that we will be transparent about the results of their review. I want to make it clear that I recommended the formation of the Committee and I fully support it.

On the broader topic of compensation, our philosophy here at UnitedHealth Group has been clear for over a decade and a half. At its core is a belief in emphasizing the relationship between pay and performance, and the alignment of employee and shareholder interests through equity-based incentive programs, principally stock options. We have sought to achieve this objective by granting equity awards at various times, and in amounts, to incent our executives and employees to drive innovation and deliver superior results for our shareholders and customers. As a result, over 13,000 employees have received option grants since 1994.

Consistent with trends today ... because we are attentive to the importance of compensation approaches to our shareholders ... and because on-going self-assessment and refinement is fundamental to maintaining the highest standards of performance and integrity – the Board is continuing to review all of our compensation programs. While the decision rests with the Compensation Committee, among my own recommendations has been that we eliminate change in control severance payments as well as non-cash perquisites, cap SERP arrangements now in place, and forego for the foreseeable future further equity-based grants or awards for our most senior and longest tenured executives for whom equity positions are well-established from prior years of service, thus already aligning their interests with those of shareholders. The Board will consider these recommendations at our next board meeting in early May.

Similar reviews occur routinely around other areas such as governance. We are engaged in an ongoing review of our corporate governance practices to ensure that they reflect the company we are today – particularly given that the merger activities over the last few years have dramatically changed the size and profile of our enterprise. The board has begun to address such things as whether a classified board and supermajority voting provisions remain in the best interests of our shareholders; formalizing its view about share ownership guidelines for our board and executive officers; appointing one or more lead directors to preside over executive sessions; requiring all members of our audit committee to qualify as financial experts; and securing our board’s commitment to attending continuing education programs. We expect this will be an ongoing conversation, but I anticipate some specific conclusions on these topics will also emerge from our board’s upcoming deliberations in May.

I have requested this broader review because I believe we can always do better – a theme you have heard us express time and again – and that our company and its people consistently act with integrity and regard for appropriate process in all they do. In this constantly changing environment, our corporate governance policies in general – and our compensation practices in particular – must continue to evolve in a manner consistent with UnitedHealth’s status as a leading American corporation.

On that note, I am pleased to announce that the first quarter of 2006 has been another good one for UnitedHealth Group. Indeed, first quarter results were very strong and meaningfully ahead of our prior expectations. Importantly, we saw particular strength in the three areas we have identified as leading growth drivers for UnitedHealth Group over the next several years. These are: (1) services for older Americans; (2) consumer-based products and the related financial services that will integrate with the consumer movement; and (3) business-to-business, data and information services. Our other businesses had commendable results, but these emerging growth areas were particularly notable.

Against that background, I will summarize the quarter from our viewpoint as a starting point this morning.

• First, there was exceptional revenue growth across the expanse of our businesses on both an all-in and a same store, organic-only basis. Revenues well exceeded $17 billion and we saw:

•	Growth in fee based services of nearly 1.1 million people

•	Growth in the Part D program of 4.5 million people

•	Growth in other senior and Medicaid programs of 1/4 million people

•	Growth in Specialized Care Products of 2.1 million people

•	Growth in Consumer Directed Products that now reach to over 1.6 million individuals

•	And on the relative downside, just as in each of the last six years, we started the year behind in commercial risk products.

• At Ingenix, there was growth of 20% year-over-year, and its revenue backlog is just under $1 billion. Its’ first quarter operating margin advanced from 11% to 17% year-over-year.

• Reported operating cash flows reached $2.9 billion – and adjusted operating cash flows were nearly $1.6 billion or 1.73X net income.

• Medical payables increased strongly both sequentially and year-over-year.

• Reserve development levels also remained favorable and steady at $190 million for the first quarter – just as it was last year. There was no contribution from PacifiCare in this number.

• Medical days payable, measured on a consistent basis, remained steady at 63.

• Medical cost trends and related premium yields are continuing to moderate downward in a measured way as we strive to help people realize more affordable health care.

• The slight up-tick in first quarter year-over-year commercial MCR is actually the result of high first quarter commercial reserve development from 2004 into 2005 that caused a relatively low MCR for Q1 2005. Taking that and the lower yielding PacifiCare business into account, the care ratios this first quarter are well in line.

• We are tracking ahead of plan on integration actions, commitments and financial gains.

• Operating margins were impacted by the radically different business mix that Part D and PacifiCare represented, but when trued up to adjust for those two factors – the comparable legacy operating margin improved 100 basis points year-over-year from 10.7% a year ago to 11.7% this quarter.

• In terms of per share earnings, we exceeded consensus by two cents or more on a comparable basis for reporting on the new Part D program and we exceeded our outlook by five cents on the GAAP reporting basis for Part D. These results also include the absorption of two cents in merger-related costs.

• Because of these and other factors, we are again taking 2006 projections up, now from $2.85 to $2.90 per share to $2.88 to $2.92 – which ties to 22% to 24% growth rate for 2006. That is an additional $40 to $60 million in operating earnings for the year. It should be supported by another $200 million or so in added operating cash flows.

So, that’s the quarter in a nutshell. It was excellent, better than forecast and sets the stage for a strong 2006 and 2007.

Some greater detail on a few topics are further warranted, so you can have even greater clarity around our discussion.

I’ll start with the earnings per share of $0.68, which increased 24% as reported on a comparable basis to the prior year period. We will formally report earnings on a GAAP basis as applied to the new Medicare Part D program for the first quarter. On that basis, reported revenues were $17.6 billion, a 58% year-over-year advance, and reported operating earnings were $1.49 billion reflecting per share earnings of $0.63 that was considerably stronger than the $0.58 per share originally projected on a GAAP basis for the quarter, despite substantially higher Part D enrollment levels – and thus costs – than we originally anticipated. The Part D product has performed better than we had projected through the first quarter, but given the very early stage of this program, we are not yet factoring that performance in on a full year basis.

First quarter operating cash flows were $2.9 billion. These cash flows, as adjusted to appropriately align for CMS payment timing, reached $1.55 billion for the quarter representing a strong ratio of 1.73 times net income for the quarter. This $1.55 billion in cash flows included nearly $85 million in net cash uses that related to the higher levels of Part D benefit funding relative to premiums received under the program. Excluding this negative Part D impact, our operating cash flows would have been in the $1.64 billion range, representing a ratio of 1.82 times net income. With these exceptionally strong cash flows, we purchased more than 30 million shares spending just over $1.75 billion during the first quarter. This is 59% more than we spent for share repurchases in the comparable prior-year period.

To highlight another relevant point, at $2.9 billion in first quarter operating cash flows, we are nearly half-way to our full year outlook in just one quarter. This gives you a sense of the volatility that timing can make in quarter to quarter cash flows – which is why we focus on the year and not so much on the quarters. Timing differences can be misleading in this area.

Moving beyond these more in-depth discussions, we are going to simplify our business unit commentary this morning by focusing our remarks to three broad and addressable market groupings – commercial employer markets which are largely served by UnitedHealthcare and Uniprise; senior and government program markets which are represented by Ovations and AmeriChoice; and the balance primarily representing our business-to-business commercial products and services through Specialized Care Services and Ingenix.

Employer Markets

We are beginning 2006 largely where we expected with respect to our employer businesses, and with a pattern that is very consistent with prior years. Our membership across these markets increased by over 900,000 sequentially. The mix of our first quarter enrollment was largely as we anticipated when we entered 2006. In the first quarter, our risk-based membership declined a net 150,000 – notably contributed to by over 55,000 members who were retained within our company but converted from risk-based products to fee-based services, and 70,000 lost competitively as the State of Kentucky both changed carriers and switched out of risk to fee-based services. First quarter membership includes approximately 40,000 in membership run-off for AMS following our PacifiCare acquisition late in December 2005, as well as 145,000 risk-based members added from the John Deere Health Plan merger. In total, while we projected a first quarter decline in risk-based products, we were down more than anticipated as we held to our own view on cost trends, and therefore benefit pricing, in this market segment.

The pricing climate for risk-based products remains competitive and we expect it to be that way throughout 2006 and into 2007. That environment has been fully built into our business plans and outlook for both this year and next. We expected that risk-based membership would start the year negative – just as it has in past years. And despite that pattern, we continue to project modest but positive risk-based commercial membership gains for 2006 based on our current pipelines and pricing strategies. Benefit buy down patterns remained in the 2.0% to 3.0% range, and we are maintaining our projected net revenue yields on our risk-based product lines.

Relevant to total enrollment numbers and related trends, some historical facts serve as background for how we see them impacting our business. In recent years we have seen a reduction of commercial at-risk members in the first quarter – indeed, it has averaged a net minus 140,000 for the past six years – and we have consistently performed well through these periods.

There are reasons this has occurred:

• We have established very strict cost-based pricing disciplines and we adhere to them. They are built on our business model and relate to our internal cost projections for each specific client.

• While we are unequivocally committed to the commercial at-risk markets, we have not been building, nor will we build our future exclusively, around risk-based commercial business. We are a very diversified enterprise, have a broad focus on improving how health care systems work, and have the tools and resources to pursue many business opportunities. We have been focusing on new and very large growth markets in addition to our traditional business lines.

• We will of course work for better results in this area, and we will realize improvements concurrently as we further develop new and existing high growth businesses.

On the other side, fee-based membership growth was strong across Uniprise and UnitedHealthcare, adding a net 1,060,000 members in the first quarter. This total was higher than anticipated for the quarter by 100,000 to 125,000 people. These fee-based services are clearly gaining market momentum and continue to migrate down market in terms of case sizes. We have some exceptional new services and national network value, and as a result continue to grow our market share in this area. We had nearly 1.1 million new lives gained sequentially and 1.7 million people added on a year-over-year basis.

Our consumer products are also establishing themselves in the market and it is an exceptionally strong category for us. Consumer-directed products grew 76% on a year-over-year basis with total membership reaching more than 1.6 million for the first quarter of 2006. This growth is ahead of our previous expectation and clearly establishes for us a leading market position in this new and important market area.

Relative to medical cost trends, they continue to remain moderate for our aggregate book of business. We are currently seeing underlying trends slightly below our prior outlook – I’d say in a range of 7.5% plus or minus 50 basis points – with prescription drug trends and inpatient utilization being the most prominent contributors to a declining trend pattern. Our current all-in pharmaceutical trends, including specialty drugs, is now projected to be in a 6% range. And, our aggregate inpatient utilization is down around a negative 1% to 2%, including the impact of our new initiatives such as centers of excellence and premium designations. These more modest cost trends are very positive for customers and we expect that will in turn be positive for us. We believe that our efforts are rewarded for improving affordability, access, quality and simplicity.

Senior and Government Programs

For the senior and government markets, the growth potential before us and the current growth realization is truly extraordinary and well ahead of any prior outlook.

This is the first reporting quarter under the Medicare Part D program and our success in this program has been exceptional. For March, we collected premiums for more than 3.3 million stand-alone Part D benefit beneficiaries. To that, we added 1.2 million participating in this benefit through Medicare Advantage or Fee-for-Service offerings, and we anticipate additional gains through the May 15 enrollment deadline. As of yesterday, we were at 3.9 million members and new applications in stand-alone Part D. We expect to reach 5.5 to 6.0 million in the overall program by the end of the year.

The Part D product itself is performing well with utilization patterns slightly lower than our initial projections. New enrollees coming on now will likely be shaded toward more moderate benefit usage, so the program may balance out more favorably than we now see it. Given the early stages of the contract year, we are holding in line our margin outlook to the approximately 3% plus guidance we had as we entered 2006. We hope to offer greater guidance as we report the second quarter and have more experience and visibility. But for now, after one quarter, we would say that all indicators are positive.

The other Federal and State government offerings are also performing quite well as we added 145,000 Medicare members for the quarter and 95,000 Medicaid members. These first quarter enrollments are slightly stronger than we had originally anticipated as we entered 2006, and accordingly we expect to exceed our projected 2006 membership growth targets – which we would now set in a range of 250,000 to 275,000 for Medicare and 150,000 to 165,000 for Medicaid.
Parenthetically, Medicare supplement is also very strong and perhaps above our expectations. Rather than falling off as some had predicted, we saw the strongest first quarter active member growth in this product since we became involved with it, netting 55,000 new members.

While overall costs are obviously higher overall than for younger commercial populations, medical cost trend patterns for seniors and government programs do generally conform to the commercial employer markets, and have been reflecting the same moderating elements. Accordingly, these product areas are also performing well from that standpoint.

Business-to-Business Markets

We are likewise seeing growth momentum in what I will for the moment call our business-to-business lines. You can see from the release information that both Ingenix and Specialized Care Services have reported very strong quarterly results, with Specialized Care Services revenues up more than 50% and Ingenix up more than 20%. Earnings from operations for Specialized Care Services increased nearly 47% on a year-over-year basis to $182 million for the quarter and Ingenix rose nearly 89% to $34 million. The outlooks for both of these businesses are strong and their contribution to our earnings mix continues to advance, today representing 14% of our total compared to 12% just a year ago.

While considerably smaller, Exante is also off to a strong start in 2006, operating profitably with 1.1 million accounts under management representing assets of $85 million. That compares to last year at this time when Exante was essentially just beginning its operating life.

PacifiCare Integration Updates

A couple of other specific areas warrant updates. The first is the progress on our PacifiCare merger integration. It is excellent and somewhat ahead of schedule. While it is still relatively early – i.e. roughly 100 days from the merger date – meaningful and positive things are happening.

We have taken the key elements of PacifiCare and moved them into the relevant UnitedHealth Group businesses and they now operate in that structure. Secure Horizons is now folded into Ovations; the various commercial health plans have been integrated with our own complementary market plans within UnitedHealthcare; and the specialty services from PacifiCare now operate within the Specialized Care Services division of UnitedHealth Group.

We have made exceptional progress in terms of network development. Particularly illustrative is the progress achieved in adding the facilities and physicians required to the PacifiCare network so that we can offer a stronger overall network value, in terms of key access and medical spend, for large employer clients served by Uniprise than we had available prior to the PacifiCare merger. Each of the other geographic markets have been undergoing additional delivery system network enhancements and integration, and new and improved consumer and employer products have been filed and are now emerging from this activity. We are also shaping new and promising relationships with the brokerage and consulting communities in these markets by leveraging these improved network and distribution positions, and we have entered into the under 1,000 and individual California markets with effective dates of May 1, 2006. We expect to be well-positioned for growth in that regard in the last half of 2006 and for January 1, 2007. In addition, we have released our full compliment of specialty products to the Pacific Region markets and are already selling new business.

We are consolidating the entire AMS individual business into Golden Rule and will migrate it to the Golden Rule operating platform. AMS has already begun to access the UnitedHealthcare networks today. We will run off a modest portion of the AMS small group book over the next 12 months as we migrate to UnitedHealthcare products, and will eliminate redundant positions associated with it. We will use the Green Bay based operations facility of AMS – which currently encompasses some 1200 employees – to serve our growing Part D operational demands as well as have it become a fully functional Uniprise site for large corporate clients. This will allow us to contain growth in other locations while building another strong service center.

On the system front, we have already begun migrating PacifiCare clients to the United Technology Platform. We are targeting all migrations to be completed by mid-2008. As that membership migration proceeds, we will be able to further rationalize services and claim processing operations. That responsibility has already been assumed by Uniprise.

We will also consolidate real estate, let leases expire, and exit some buildings. In addition, we have terminated the PacifiCare mainframe outsourcing contract and modified and repurposed the Keane outsourcing relationship. We have rehired over 100 former outsourced employees back into our technology organization, increasing our capacities in this important area.

We are fully merging our respective Part D operation’s support programs into our dedicated Part D business unit within Ovations. This will operate as one program with multiple product offerings and options. After the 2006 selling season, we will eliminate virtually all PacifiCare third party service providers and address all remaining redundancies across these two programs.

At the same time, we have merged the Ovations Senior Retiree Services and PacifiCare Secure Horizons organizations into one enterprise and are rationalizing staff, locations, systems, and operations. We will proceed as one unified enterprise dedicated to serving seniors through the various Medicare programs and offerings.

All obvious corporate synergies are being realized by combining corporate functions such as finance, legal, human capital, etc. – resulting in 250 eliminated positions. Payroll systems and finance and treasury control functions cut over to UHG operations in March. All financial systems will migrate in July.

There is a great deal more activity underway, but this should give you a sense of our focus on successfully and comprehensively integrating with PacifiCare. As you sum up the first 100 days of activity, it results in a significant level of third party cost elimination; meaningful network development and go-to market positioning earlier than anyone would have expected; the elimination of a range of 1750 to 2000 redundant positions by the end of 2006; and a current expectation of between 1000 and 1750 additional reductions across our entire UnitedHealth Group enterprise as we look to 2007. Accordingly, we are well on track for the $75 to $100 million run rate synergy commitments for 2006, and believe a $100 to $150 million range may be attainable. The June/July timeframe will be critical to us in this regard, so even better insights will be available by the time of our second quarter call with you.

A second broad area worth taking a moment to comment on involves operating cost levels, ratios and trends. Much has changed in the mix of our business compared to this time last year, and a bit of discussion on this area is worthwhile to provide some perspective as we enter 2006.

Since the first quarter of 2005, we have advanced on a broad range of affordability initiatives to reduce our baseline operating cost structure and hold to lower, more affordable product pricing while retaining our earnings margins. This is not a one time initiative but a fundamental multi-year movement across our enterprise. We have been quite successful in these efforts but the mix of our business has changed dramatically changing our historic cost and margin ratios rather dramatically, thus increasing our earnings base. For example:

•	Part D brought product launch and operating ramp up costs. They amounted to $60 million last year and $20 million in the first quarter.

•	Then Part D brought an annualized revenue base of approximately $6.0 billion at margins of 3% plus.

•	PacifiCare brought to us a radically different mix of business and a lower overall margin business model than our own, which we expect to re-mix and transition to our lower operating costs – and thus higher margin model – over the next few years.

•	Within PacifiCare is Prescription Solutions, a PBM where the external customer costs are “cost of good sold,” not operating expense.

•	That model similarly applies fully to our growing Ingenix businesses and some of our Specialized Care Services businesses, although we report the cost of sales for all of these high growth businesses as operating expense.

This means that we will see ... and our customers will benefit from ... significant further lowering of operating costs as our focus on these areas accelerates. And while this is underway, there will be changes in parameters that reflect business mix and operating trends. As an aside, our capital spending is accelerating somewhat as we proceed to in-source all mainframe, server and hosting services including those of PacifiCare. We are also proceeding into the brunt of both the alliance integrations and the PacifiCare integration activities, and the more permanent Part D operational build out which will require more resource than originally anticipated given the strong market response to our Part D offerings. We are endeavoring to keep these capital expenditures in line.

All of this now returns us to our opening overview of results for the quarter: very strong growth, particularly in key new initiatives; continued successful diversification; strong operating advances; and a number of areas that yet offer room for further improvement. Thus, as noted earlier today, our better than expected first quarter performance allows us to project higher 2006 earnings than previously stated – now going up 22% — 24% to a $2.88 to $2.92 range. The upper end of that range, or even higher growth beyond it, could be realized through our ongoing cost savings and even better product margin performance as this year progresses. That is possible, but we suggest holding within this level for the moment. With this new outlook, we also think that a second quarter projection of $0.69 to potentially $0.70 (or $0.67 to $0.68 per share on a GAAP basis) is reasonable at this time. Since the SEC has now ruled on Part D GAAP treatment, we suggest you move to that number for your formal outlook, but note that we will provide both numbers through the course of this year so you can fully assess our business and its advances.

We see a very strong 2007 emerging and would today project EPS growing at a 15% baseline above 2006 results. That would be $3.31 to $3.36 per share at this point, and incremental operating income growth of around $900 million. That increase would be effectively driven by further expansion of services to seniors and retirees, highlighted by such offerings as Part D and Evercare; continued gains in fee-based commercial health benefits; increasing sales of Ingenix, Exante and other business-to-business products and services; and significant incremental operating cost savings across all activities that should yield $300 million or more. This outlook anticipates very modest Medicare Advantage sales growth and basically stable margins for that product given the 2007 CMS reimbursement; only slight increases in at-risk commercial health benefit sales; and no meaningful change or improvement in the medical cost ratio.

We cannot realistically see with precision beyond 2007, but believe significant services expansion will continue in the growth areas to which we are focused, meaningful efficiency gains will be realized, and meaningful ongoing positive results will ensue from all of these activities. We clearly expect continued strong growth in revenue, earnings and cash flows from operations in future years.